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VENABLE, BAETJER AND HOWARD, LLP
Including professional corporations                          OFFICES IN

1800 Mercantile Bank & Trust Building                        MARYLAND
Two Hopkins Plaza                                            WASHINGTON, D.C.
Baltimore, Maryland  21201-2978                              VIRGINIA
(410)244-7400, Fax (410)244-7742


VENABLE
ATTORNEYS AT LAW


                                       January 26, 1996

FMB Funds, Inc.
230 Park Avenue
New York, New York  10169

             Re:  FMB Funds, Inc.

Ladies and Gentlemen:

        We understand that FMB Funds, Inc., a Maryland corporation (the "Company"), is about to file a Rule 24f-2 Notice with the Securities and Exchange Commission (the "SEC") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 302,610,959 shares of FMB Money Market Fund, par value $.001 per share, 3,623,484 shares of FMB Intermediate Government Income Fund, par value $.001 per share, 964,560 shares of FMB Michigan Tax-Free Bond Fund, par value $.001 per share, and 944,463 shares of FMB Diversified Equity Fund, par value $.001 per share (the "Shares"), of the Company sold pursuant to Rule 24f-2 during the Fund's fiscal year ended November 30, 1995.

        We are acting as special Maryland counsel for the Company and have examined its Charter and Bylaws, its Prospectuses and Statement of Additional Information included in its Registration Statement on Form N-1A, as amended (the "Prospectuses"), and its Rule 24f-2 Notice and have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as we deem necessary for the purpose of this opinion.

        We have relied on a certificate of an officer of the Company that (i) the number of Shares of each series and class of the Company issued and outstanding at any time during the fiscal year ended November 30, 1995 did not exceed the number of Shares of each of the series and classes, respectively, authorized in the Company's Charter, and (ii) the Company or its authorized agent received the authorized payment for the Shares and the Shares were issued in accordance with the terms described in the Prospectuses. We have assumed, without independent verification, the genuineness of

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VENABLE
ATTORNEYS AT LAW


FMB Funds, Inc.
January 26, 1996
Page 2


signatures on, and the authenticity of, all documents furnished to us and the conformity of copies to the originals.

        Based upon the foregoing, we are of the opinion that the Shares, when issued, were validly and legally issued and fully paid and nonassessable under the laws of the State of Maryland.

         This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities or to other laws.

         We consent to the filing of this opinion as an exhibit to the Company's Rule 24f-2 Notice. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                       Very truly yours,


                                       /s/ VENABLE, BAETJER AND HOWARD, LLP
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                                       Venable, Baetjer and Howard, LLP